NEUROMetrix

December 30, 2020

Thomas T. Higgins

Dear Mr. Higgins:
Employment Agreement

On behalf of NeuroMetrix, Inc. (the “Company”) and the Board of Directors, the Compensation Committee of the Board of Directors confirms your employment under the following terms:

•Title & Responsibilities: Senior Vice President, Chief Financial Officer overseeing the Company’s Finance Department, Investor Relations, Human Resources, Information Technology, Manufacturing and Fulfillment. You will also have such other duties as are assigned to you from time-to-time by the Chief Executive Officer of the Company.

•Base Salary: The Company will pay you an annual salary (“Base Salary”) of $325,000, subject to periodic review and adjustment at the discretion of the Company. Base salary will be a combination of cash and NeuroMetrix, Inc. (NURO) equity. During 2021, cash compensation will be $200,000 and equity compensation (common stock or common stock options) will provide the remainder of Base Salary in the amount of $125,000, valued based on Black Scholes. The cash/equity blend of base salary will be reviewed annually.
•Variable Compensation: You will be eligible to receive an annual performance bonus of up to 50.0% of your Base Salary. The Company shall consider and make a bonus determination not later than 90 days after the end of each fiscal year during which you are employed by the Company. The Company will pay such bonus to you in cash or stock before the end of the fifth month following the fiscal year. Bonus awards shall be determined by the Company in its sole discretion.

•Long Term Equity Incentive. You will be eligible for future stock option grants at the discretion of the Compensation Committee of the Board of Directors. You will continue to participate in the Management Retention and Incentive Plan. Your Percentage Interest in a Change of Control Transaction, as defined under the Plan, is 2.3%.

•Benefits: The Company will provide medical insurance coverage and other benefits on the same terms and conditions as provided to the Company’s employees or other senior executives from time to time.

•Vacation: You will be eligible to receive 27 vacation days per year of employment, which accrues on a prorated basis and shall be treated in a manner consistent with the Company’s Employee Handbook, as amended from time to time. You also will be eligible for paid holidays and personal days recognized by the Company as set forth in the Company’s Employee Handbook, as amended from time to time.
    62 Fourth Avenue Waltham, MA 02451 tel. 781.890.9989 fax. 781.890.1556    www.neurometrix.com

Other Terms: This agreement commences on January 1, 2021 for a term of three (3) years, but your employment will be on an at-will basis, meaning that either you or the Company may terminate employment for any reason and at any time, with or without notice.
You have signed the Company’s standard form of Confidentiality and Non-Compete Agreement (attached below). Please note that the provisions of that Agreement survive your employment with the Company.
•Separation Benefits:

•If the Company terminates your employment for Cause or if you resign other than for Good Reason, you will not be entitled to any separation benefits as described in this section (the “Separation Benefits”).

•If, other than within 6 months prior to or 12 months following a Change in Control, the Company terminates your employment for any reason other than Cause or if you resign for Good Reason, you will be entitled to receive monthly payments based on your Base Salary of $325,000 for a period of 12 months from the date of termination (the “Severance Period”).

•If, within 6 months prior to or 12 months following a Change in Control, the Company terminates your employment for any reason other than Cause or if you resign for Good Reason, you will be entitled to receive monthly payments based on your Base Salary of $325,000 for a period of 12 months from the date of termination (the Severance Period). In addition, the Company will accelerate your right to exercise shares under any stock options granted to you by the Company.

•If you die or become totally disabled (as defined by the Company’s long term disability insurance coverage), the Company will accelerate your right or the right of your Personal Representative to exercise shares under any stock options granted to you by the Company.

You will be entitled to the severance and acceleration of options described above so long as the ending of your employment constitutes a separation from service as defined in Section 409A of the Internal Revenue Code. During the Severance Period (but not for a period longer than your entitlement to COBRA continuation coverage), the Company will continue to contribute to your medical insurance coverage, which, subject to your eligibility, will be extended to you under the law known as COBRA at the same rate as if you continued to be employed by the Company. Notwithstanding the foregoing, your receipt of the Separation Benefits described in this paragraph will be subject, in all cases, to your execution, on or before the 21st day following its presentation to you (which shall occur no more than 14 days after the Date of Termination) of a release of any and all claims that you may then have against the Company in connection with your employment in a form that is satisfactory to the Company (the “Release”) and the effectiveness and irrevocability of the Release upon its execution or the earliest day after its execution as is permitted by law. Payments of continuation of compensation owed pursuant to this paragraph will occur on the regular payroll payment dates for the Company beginning with the first regular payroll payment date that occurs on or after the date that is 45 days after your termination or resignation (with the first payment to include the full amount owed for continuation of compensation for the payroll period to which such payment date relates and any prior payroll periods for which payment was not yet made).

•Definitions: For purposes of this Agreement, “Cause” shall mean a vote by the Board resolving that you shall be dismissed as a result of (i) your material breach of any agreement between you and the Company; (ii) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by you of your duties to the Company. However, for any reason specified in (i) or (iii), if the Board makes a good faith judgment that the cause is capable of being cured within fifteen (15) days, it shall specify the reason and give you fifteen (15) days from the date of its notice to effect a cure and if after such fifteen (15) days in the judgment of the Board you have not done so, the Board’s vote of dismissal shall be final.

Resignation for “Good Reason” shall mean your resignation following your prior written notice to the Company that the Company has materially breached this agreement (with such written notice to describe such material breach in detail), provided that (i) such written notice is provided within thirty (30) days after the initial existence of such breach, (ii) such breach has, in fact, occurred and remains uncured by the Company for thirty (30) days following its receipt of such written notice (the “Cure Period”), (iii) you resign upon not less than 30 days’ nor more than 60 days’ prior written notice and (iv) you provide the Company with the written notice of your resignation on or before the fifteenth (15th) day after the end of the Cure Period. For purposes of this paragraph, a “material breach” shall mean (i) a material reduction in your base salary other than as part of a broader executive pay reduction; (ii) a material reduction in your incentive compensation participation level other than as part of a broader executive reduction; (iii) a material change in the employment benefits made available to you if such change does not similarly affect all employees of the Company eligible for such benefits; (iv) a material reduction in your duties, responsibilities, or authority as then in effect; (v) failure to be reelected to the Board of Directors or (vi) a requirement that you relocate except for relocations that would not increase your one way commuting distance by more than 35 miles.

“Change in Control” shall be deemed to occur as of the date that: (i) the Company completes a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company whether held directly by the Company or by a subsidiary of the Company; (ii) a change in the composition of the Company’s Board of Directors which results in the replacement of more than fifty percent (50%) of the Company’s Board of Directors within a period of 12 months; (iii) acquisition by any individual, entity, or group resulting in such individual, entity or group having ownership of fifty percent (50%) or more of either (a) the then-outstanding shares of common stock of the Company, or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

•Section 409A: Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each periodic severance payment made pursuant to this agreement shall be considered a separate payment. Anything in this agreement to the contrary notwithstanding, if at the time of your termination or resignation, you are considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after your separation from service, or (ii) your death.

•Arbitration of Disputes: Any dispute arising hereunder or arising out of your employment, termination thereof, or any other relations with the Company, whether sounding in tort or contract, by statute or otherwise, including, but not limited to claims of employment discrimination, shall be settled by arbitration in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single Arbitrator. Notwithstanding the foregoing, disputes arising under the Confidentiality and Non-compete Agreement shall not be subject to arbitration.

•Taxation: You understand that payments made pursuant to this agreement may be subject to applicable federal and state withholdings.

•Entire Agreement: This agreement, the Confidentiality and Non-Compete Agreement and the Option Agreement set forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

•Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

•Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of law.

Please contact me if you have any questions regarding this offer. Should the above meet with your approval, please acknowledge your acceptance of this offer by signing as indicated below. This offer shall expire if not accepted in writing within seven days of the date of this letter.

Sincerely,

NEUROMETRIX, INC.

By: ______________________________
David Goodman, M.D., MSE
Compensation Committee of the Board of Directors

ACCEPTED:     __________________________     Date:    ___________________
         Thomas T. Higgins.

NEUROMETRIX, INC.
CONFIDENTIALITY & NON-COMPETE AGREEMENT

In consideration of and as a condition to my employment by NeuroMetrix, Inc. (the “Company”), and the compensation now and hereafter paid to me by the Company and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I hereby execute this Confidentiality & Non-Compete Agreement (the “Agreement”) and agree to the following:

1.Confidential Information.

a)Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without the prior written authorization of a duly authorized officer of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development information, product plans, products, services, customer lists and customers, Work Product (as defined below), suppliers, software developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing information, costs, pricing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment either before or after the commencement of my employment. I further agree that all Confidential Information shall at all times remain the property of the Company. I understand that Confidential Information does not include any of the foregoing items which have become publicly known or made generally available through no wrongful act of mine.

b)Third-Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.Work Product.

a)Assignment of Work Product. I agree that I will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, of whatever nature and whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company or during a period of one (1) year after the end of my employment (collectively referred to as “Work Product”). However, Work Product shall not include any invention, original work of authorship, development, concept, improvement, or trade secret which I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the invention, original work of authorship, development, concept, improvement, or trade secret (i) related at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) resulted from work which I performed for the Company. Without limiting the foregoing, I further acknowledge that all original works of authorship which are made my me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act.

b)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Work Product made by me (solely or jointly with others) during the term of my employment by the Company. The records will be in form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

c)Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees to sole and exclusive rights, title and interest in and to such Work Product, and any copyright, patents, mask work rights or other intellectual property rights relating thereto. This provision shall survive the termination of my employment by the Company, whether with or without cause.

3.Returning Company Property. I agree that, at any time upon request of the Company, and in any event at the time of the termination of my employment by Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by me or supplied to me by the Company.

4.Conflicts

a)Conflicting Employment. I agree that, during the term of my employment by the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Company unless such service is approved in advance in writing by the Board of Directors.

b)No Restrictions. I am subject to no contractual or other restriction or obligation which will in any way limit my activities on behalf of the Company. I hereby represent and warrant to the Company that I do not claim rights in, or otherwise exclude from this Agreement, any Work Product (as defined above) or pervious work completed by me except the following (Note: if none, please write “None “; or additional information is provided on a separate sheet, please so indicate): None.

5.Covenant Against Competition. (CA employees are exempt from this section of the agreement)

a)For the purposes of this Section:

i)“Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development, (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, on which I work during the time of my employment by the Company or about which I acquire Confidential Information, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or services of the Company.

ii)“Competing Organization” means any person or organization, including myself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

b)As a material inducement to the Company to employ me, and in order to protect the Company’s Confidential Information and good will, I agree to the following stipulations:

i)For a period of twelve (12) months after termination of my employment by the Company, whether with or without cause, I will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company from any of the customers or accounts of the Company with which I had any contact as a result of my employment.

ii)For a period of twelve (12) months after termination of my employment by the Company or its affiliates for any reason, whether with or without cause, I will not render services, directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing, or production of any Competing Product.

iii)For a period of twelve (12) months after termination of my employment by the Company, whether with or without cause, I will not directly or indirectly solicit or take away, or attempt to solicit or take away, employees of the Company, either for my own business or for any other person or entity.

6.Enforceability and Severability. In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

7.Breach.

a)Equitable Remedies. I hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of breach or threatened breach of the terms of this Agreement.

b)Tolling. If any provisions of this Agreement are violated, then the time limitations set forth in this Agreement shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

8.General Provisions

a)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us with respect hereto except for the NeuroMetrix, Inc. Confidentiality & Non-Compete Agreement which I signed when I joined the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, job title or compensation will not affect the validity or scope of this Agreement.

b)Successors and Assigns. This Agreement shall inure to the benefit of the Company and its legal representatives, successors and assigns, and shall be binding upon me and my heirs, legal representatives, successors and assigns.

c)Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

d)Headings. The headings in this Stockholders Agreement are for convenience of reference only, and they shall not limit or otherwise affect the interpretation of any term or provision hereof.

I ACKNOWLEDGE THAT BEFORE PLACING MY SIGNATURE HEREUNDER, I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND HAVE RECEIVED A COPY HEREOF TODAY.

Executed as a document under seal effective as of December 30, 2020.

Signed:

__________________________________________
                    Signature

__________________________________________
                    Print Name

    __________________________________________
Address

    __________________________________________
City, State and Zip Code

For NeuroMetrix, Inc.
______________________________
Authorized Signature

December 28, 2021

Thomas T. Higgins
Employment Agreement – December 30, 2020
Addendum

On behalf of the Board of Directors of NeuroMetrix, Inc., the Compensation Committee of the Board confirms the following modification to the terms of your employment:

“Base Salary – your annual salary (“Base Salary”) in the amount of $325,000 will revert to payment in cash in the year 2022. The annual salary remains subject to periodic review and adjustment at the discretion of the Company.”

Other terms of your employment agreement dated December 30, 2020 are unchanged.

Should this Addendum meet with your approval, please acknowledge your acceptance by signing as indicated below.

Sincerely,

NeuroMetrix, Inc.

By:     _____________________________________
    David Goodman, M.D., MSE,
Compensation Committee, Board of Directors

______________________________________
David VanAvermaete
Compensation Committee, Board of Directors

Accepted:     _________________________________            ______________
        Thomas T. Higgins                         Date: